SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Jan. 30, 2009

Southwestern Public Service Company

(Exact name of registrant as specified in its charter)

New Mexico

(State or other jurisdiction of incorporation)

001-03789	75-0575400
(Commission File Number)	(IRS Employer Identification No.)

Tyler at Sixth, Amarillo, Texas	79101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-571-7511

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 12, 2008, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a rate case with Public Utility Commission of Texas (PUCT), seeking an annual rate increase of approximately $61.3 million, or approximately 5.9 percent. Base revenues are proposed to increase by $94.4 million, while fuel and purchased power revenue will decline by $33.1 million, primarily due to fuel savings from the Lea Power Partners LLC (LPP) purchase power agreement.

The rate filing is based on a 2007 test-year adjusted for known and measurable changes, a requested ROE of 11.25 percent, an electric rate base of $989.4 million and an equity ratio of 51.0 percent. The interim rates of $18 million for costs associated with the LPP power purchase agreement went into effect in September 2008.

On Jan. 30, 2009, SPS filed a motion to implement interim rates no earlier than Feb. 1, 2009 for consumption occurring on or after that date. The motion states that the parties are very near to reaching a settlement agreement and as a result, have agreed to an interim base rate increase of $57.4 million.   The Administrative Law Judge issued an order approving the motion on Jan. 30, 2009. Parties are working on final details of a settlement and SPS expects that a settlement agreement will be filed with the PUCT in early February and that the PUCT will rule on the settlement late in the first quarter or early in the second quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwestern Public Service Company (a New Mexico Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer

Feb. 5, 2009